Exhibit 99.1

News Release

For Immediate Release

August 12, 2013

Bonanza Creek Energy Announces Key Executive Management Team Additions

Denver, Colorado, August 12, 2013 — Bonanza Creek Energy, Inc. (NYSE: BCEI) today announced that William J. Cassidy has been hired to serve as the Company’s Executive Vice President and Chief Financial Officer. Most recently, Mr. Cassidy served as the Global Head of Corporate Finance and Treasury for Puma Energy, a midstream and downstream oil company with operations spanning 37 countries and a subsidiary of the commodity trading multinational Trafigura Beheer BV. From 2009-2013, Mr. Cassidy was a Principal at RPA Capital, LLC, an asset management fund focused on commodity producers. He has served as a director of Oasis Petroleum since 2010 and as a director of GasValpo, SA, a Chilean gas distribution company, from 2008 until 2012. From 2008 to 2009, Mr. Cassidy worked as Chief Financial Officer of USDCM, LLC, a Greenwich, Connecticut based drilling fund. From 1995 until 2008, Mr. Cassidy served in a variety of investment banking roles, including Head of Exploration and Production Investment Banking at Barclays Capital, Principal of the Energy and Power Investment Banking division at Banc of America Securities and Vice President at JPMorgan Chase. His prior investment banking experience includes numerous debt and equity financings and M&A transactions for clients such as Apache Corporation, Chesapeake Energy Corporation, Encana Corporation, Plains Exploration & Production Company and Range Resources Corporation, among others. He worked as a Geophysicist for Conoco (now ConocoPhillips) from 1989 to 1993. Mr. Cassidy holds a Bachelor of Science in Geology and Math from the National University of Ireland, Cork, a Masters of Science in Petroleum Geophysics from the Royal School of Mines, Imperial College, London and an MBA (Finance) from the Wharton School of the University of Pennsylvania.

Bonanza Creek also announced that Anthony G. Buchanon, Vice President — Rocky Mountain Engineering, was promoted to Executive Vice President and Chief Operating Officer. Mr. Buchanon has been with the Company since 2012 and has been instrumental in providing leadership and experience to Bonanza Creek’s expanding horizontal drilling program in the Wattenberg Field in Colorado. He has more than 30 years of experience in exploration and production operations, including reservoir, completion and production engineering and unconventional oil and gas exploitation. Immediately prior to joining Bonanza Creek, he served as Production Operations Manager for Noble Energy, Inc. and was part of the Wattenberg Business Unit leadership team that was responsible for developing Noble’s Wattenberg assets. Before that, he served in a variety of management level engineering and operations roles for companies such as Rosetta Resources Inc., Trend Exploration Company, Burlington Resources Inc. (now ConocoPhillips) and Mobil Exploration and Production (now ExxonMobil Corporation). He holds a Bachelor of Science in Petroleum Engineering from Marietta College.

Michael Starzer, the Company’s President and Chief Executive Officer, commented, “We are pleased with the addition of Bill and Tony expanding the Company’s talented executive team in these new roles. Bill’s deep knowledge of capital markets and corporate finance, in addition to his experience working with successful high growth E&P executive teams will be a great asset to the organization. Tony has brought proven leadership, operational experience and technical knowledge to Bonanza Creek successfully leading our engineering and geoscience departments for our flagship Niobrara Oil Shale asset. I am very excited to work closely with Bill and Tony as we continue to grow Bonanza Creek.”

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara oil shale, and in southern Arkansas, focused on the oily Cotton Valley sands. The company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the company, please visit www.bonanzacrk.com. Please note that the company routinely posts important information about the company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the growth of the Company and impact of new additions to the Company’s executive management team. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the company’s SEC filings. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities Exchange Commission on March 22, 2012. The company’s SEC filings are available on the company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. Ryan Zorn	Mr. James Masters
Vice President - Finance	Investor Relations Manager
720-440-6172	720-440-6121